Exhibit 5.1

McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109
(617) 535-4000

 July 30, 2013

CIRCOR International, Inc.
c/o CIRCOR, Inc.
30 Corporate Drive
Suite 200
Burlington, MA 01803-4238

Re:           Stock Option Inducement Award

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 200,000 shares (the “Shares”) of Common Stock, $.01 par value per share (the “Common Stock”) of CIRCOR International, Inc., a Delaware corporation (the “Company”) issuable under a Stock Option Inducement Award dated as of April 9, 2013 and granted to Scott A. Buckhout (the “Award”).

We have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and shareholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America.

 It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Award, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McDermott Will & Emery LLP